Exhibit 10.5
PERSONAL AND CONFIDENTIAL
November 6, 2007
Dear                     :
The Compensation and Benefits Committee of the Anadarko Board of Directors has made a transitional award of performance units (“PUs”) to you under the Company’s 1999 Stock Incentive Plan, as may be amended from time to time (the “Plan”). The PUs are subject to all terms and conditions of the Plan, the summary (prospectus) of the Plan and the provisions of this grant letter. The Plan summary is available via the Anadarko intranet at the following address: http://insider.anadarko.com/hr/stock_plan/1999_Restated_SIP_SPD_01-01-05.pdf.
You have been awarded {Target} PUs as your target. The vesting of these units is dependent upon the Company’s relative Total Shareholder Return (“TSR”) over the specified Performance Periods. Fifty percent (50%) of the target PUs are subject to a one year Performance Period that begins 1/1/2008 and ends 12/31/2008 (the “2008 Performance Period”) and 50% of the target PUs are subject to a two year Performance Period that begins 1/1/2008 and ends 12/31/2009 (the “2009 Performance Period”). The 2008 and 2009 Performance Period may each be individually referred to herein as a “Performance Period”. The maximum number of PUs that you can earn during each Performance Period will be calculated as follows {Target x 50% x 200%}, with actual payout based on the Company’s relative TSR ranking as described below.
Each PU represents the value of one share of the Company’s common stock. The payout of PUs is contingent upon the Company’s TSR ranking relative to a predetermined peer group during a Performance Period. The TSR measure provides an external comparison of the Company’s performance against a peer group of companies and will be calculated as follows:
TSR for the 2008 Performance Period will be calculated as follows:
Average Closing Stock Price for the last 20 trading days of the Performance Period
Minus
Average Closing Stock Price for the 20 trading days preceding the beginning of the Performance
Period
Plus
Dividends paid per share over the Performance Period
Total Above Divided By
Average Closing Stock Price for the 20 trading days preceding the beginning of the Performance
Period
The TSR for the 2009 Performance Period will be calculated as follows:

Average Closing Stock Price for the last 30 trading days of the Performance Period
Minus
Average Closing Stock Price for the 30 trading days preceding the beginning of the Performance
Period
Plus
Dividends paid per share over the Performance Period
Total Above Divided By
Average Closing Stock Price for the 30 trading days preceding the beginning of the Performance Period
The actual number of PUs you will earn for the 2008 Performance Period will take into account the Company’s relative TSR ranking as follows:

Anadarko		Payout
Relative	Percentile	as % of
Ranking	Rank	Target
1st	100%	200%
2nd	91%	182%
3rd	82%	164%
4th	73%	146%
5th	64%	128%
6th	55%	110%
7th	46%	0%
8th	36%	0%
9th	27%	0%
10th	18%	0%
11th	9%	0%
12th	0%	0%
The actual number of PUs you will earn for the 2009 Performance Period will take into account the Company’s relative TSR ranking as follows:

Anadarko		Payout
Relative	Percentile	as % of
Ranking	Rank	Target
1st	100%	200%
2nd	91%	182%
3rd	82%	164%
4th	73%	146%
5th	64%	128%
6th	55%	110%
7th	46%	92%
8th	36%	72%
9th	27%	54%
10th	18%	0%
11th	9%	0%
12th	0%	0%
For example, if you were awarded 1,000 target PUs and the Company’s relative ranking for the 2008 Performance Period is 3rd, you will receive 820 PUs (1,000 x 50% x 164%) at the end of the 2008 Performance Period (subject to the other terms and conditions of this grant letter). If the Company’s relative ranking for the 2009 Performance Period is 8th, you will receive 360 PUs (1,000 x 50% x 72%) at the end of the 2009 Performance Period (subject to the other terms and conditions of this grant letter).
The peer group for the Performance Periods include Apache Corporation, ConocoPhillips, Devon Energy Corporation, EnCana Corporation, EOG Resources Inc., Hess Corporation, Marathon Oil Corporation, Noble Energy Inc., Occidental Petroleum Corporation, Pioneer Natural Resources Company and Talisman Energy Inc. If any peer companies cease to exist during either of the Performance Periods, the Compensation Committee has approved Chevron Corporation, Chesapeake Energy Corporation and XTO Energy, Inc. as replacement companies (in the order provided).
At the end of each Performance Period, the value attributed to the PUs that vest on such date shall be reduced by the applicable payroll taxes as a result of such vesting, and the resulting amount shall then be converted into shares of unrestricted Anadarko common stock using the closing price of the Company’s common stock on the last day of the Performance Period. Your shares will be deposited in a direct registration account at Mellon.
Dividend Equivalents shall not be paid with respect to the PUs. The PUs do not have voting rights. PUs do, however, count toward your stock ownership requirements.
You will be allowed to make an election to defer your entire PU award. All deferral elections and distributions must be made in compliance with 409A regulations and made on a separate form provided by Anadarko to you.
If you voluntarily terminate your employment, or in the event you are terminated for cause, all unvested PUs will be immediately forfeited. Upon your death, disability (as defined in the Company’s disability plan), involuntary termination without cause or a change in control event (as defined in the Plan) all your unvested PUs will be paid to you in accordance with your

Target. Upon your retirement (as defined by the applicable Company Retirement Plan) prior to the end of a Performance Period, you will receive a prorated payout, paid after the end of the Performance Period, based on actual performance and the number of months you worked. Your PUs are subject to several restrictions, including that such PUs may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, or disposed of to the extent then subject to restrictions.
Once PUs have vested and shares of Anadarko common stock have been delivered to you, you are free to sell, gift or otherwise dispose of such shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy (including the receipt of pre-clearance) and the applicable stock ownership requirements.
If you have any questions on this grant, please call Preston Johnson at 832-636-2705.
Sincerely,

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